UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 13, 2009

PARADIGM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-09154	83-0211506
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

9715 Key West Avenue, 3rdFloor, Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)

(301) 468-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2009, the Board of Directors (the “Board”) of Paradigm Holdings, Inc. (the “Company”) appointed Martin Hale Jr. as a member of the Board to fill an existing vacancy.  The Board also appointed Mr. Hale to serve as the chairman of the Board’s Compensation Committee.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2009 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 31, 2009, on February 27, 2009, pursuant to the terms of a Preferred Stock Purchase Agreement (the “Purchase Agreement”) among the Company, Hale Capital Partners, LP (“Hale Capital”) and EREF PARA, LLC (“EREF PARA”), the Company completed the sale, in a private placement transaction, of 6,206 shares of Series A-1 Senior Preferred Stock (the “Series A-1 Preferred Stock”), Class A Warrants to purchase up to an aggregate of approximately 79.6 million shares of common stock with an exercise price equal to $0.0780 per share and Class B Warrants to purchase up to an aggregate of approximately 69.1 million shares of common stock at an exercise price of $0.0858 per share to Hale Capital and EREF PARA.  The Company received gross proceeds of approximately $6.2 million from the private placement.  Mr. Hale is the Chief Executive Officer of each of Hale Capital and Hale Fund Management, LLC, the managing member of EREF PARA.

The Certificate of Designations of the Series A-1 Senior Preferred Stock (the “Certificate of Designations”) provides, in part, that (subject to certain ownership thresholds) a majority of the then outstanding shares of Series A-1 Preferred Stock (the “Majority Holders”) will have the right (subject to the terms of a side letter) to elect two directors to the Board.  On February 27, 2009, Hale Capital and EREF PARA entered into a side letter, which was accepted and agreed to by the Company, that grants Hale Capital, among other things, the authority to designate the directors to be elected by the Majority Holders pursuant to the Certificate of Designations.  Mr. Hale was appointed to the Board in accordance with the above described arrangement.

            In addition, on April 13, 2009, the Board appointed John A. Moore as the Chairman of the Board’s Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARADIGM HOLDINGS, INC.

By:	/s/ Richard Sawchak
Richard Sawchak
Chief Financial Officer

Date: April 16, 2009